As filed with the Securities and Exchange Commission on December 19, 2003
                                                      Registration No. 333-_____
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        REGENERX BIOPHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                   52-1253406
(State or other jurisdiction of            (IRS Employer Identification No.)
 incorporation or organization)

                       3 BETHESDA METRO CENTER, SUITE 700
                               BETHESDA, MD 20814
           (Address of Principal Executive Offices including zip code)

                        REGENERX BIOPHARMACEUTICALS, INC.
                              AMENDED AND RESTATED
                      2000 STOCK OPTION AND INCENTIVE PLAN
                            (Full Title of the Plan)

                                J.J. FINKELSTEIN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        REGENERX BIOPHARMACEUTICALS, INC.
                       3 BETHESDA METRO CENTER, SUITE 700
                               BETHESDA, MD 20814
                                 (301) 961-1992
                   (Name and address of agent for services and
                     telephone number, including area code)

                                   Copies to:
                          JOSEPH G. PASSAIC, JR., ESQ.
                             PHILIP G. FEIGEN, ESQ.
                           CHERI CARPER BENNETT, ESQ.
                                PATTON BOGGS LLP
                               2550 M STREET, N.W.
                              WASHINGTON, DC 20037
                                 (202) 457-6000

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /

========================================================================================================================
                                                    Proposed Maximum
   Title of Securities to be       Amount to be    Offering Price Per       Estimated Maximum              Amount of
           Registered              Registered(1)          Share         Aggregate Offering Price       Registration Fee
------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.001 par Value        2,500,000(2)         $.57(3)              $1,436,000                   $116.17
           per Share
========================================================================================================================

1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the RegeneRx Biopharmaceuticals, Inc. Amended and Restated 2000 Stock Option and Incentive Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of RegeneRx Biopharmaceuticals, Inc. pursuant to Rule 416(a) of the Securities Act of 1933 (the "Securities Act").
2) Represents the total number of shares currently reserved or available for issuance as options pursuant to the Plan.
3) The fee is calculated using Rule 457(h) and 457(c) of the Securities Act. The sum of the weighted average exercise price of $0.33 per share multiplied by options for 1,200,000 shares under the Plan that have been granted to date and the market value of the common stock, as determined by the last reported price quoted on the OTC Bulletin Board on December 15, 2003, of $0.80 per share multiplied by 1,300,000 shares for which options have not yet been granted under the Plan.

       THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON
        FILING IN ACCORDANCE WITH SECTION 462(A) OF THE SECURITIES ACT.

                        REGENERX BIOPHARMACEUTICALS, INC.

PART I.     INFORMATION REQUIRED IN THE SECTION 10 (A) PROSPECTUS

ITEM 1.  PLAN INFORMATION &

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN
         ANNUAL INFORMATION

The documents containing the information for the RegeneRx Biopharmaceuticals, Inc. (the "Company" or the "Registrant") 2000 Stock Option and Incentive Plan (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission ("SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II.    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 as filed on March 31, 2003 (File No. 0-15070).

         (b) The Company's quarterly report on Form 10-QSB for the period ended March 31, 2003 as filed on May 15, 2003 (File No. 0-15070).

         (c) The Company's quarterly report on Form 10-QSB for the period ended June 30, 2003 as filed on August 4, 2003 (File No. 0-15070).

         (d) The Company's quarterly report on Form 10-QSB for the period ended September 30, 2003 as filed on November 13, 2003 (File No. 0-15070).

         (e) The description of Registrant's common stock contained in the Company's Registration Statement (File No. 33-9370), Amendment No. 1, filed with the SEC on November 26, 1986, and any amendment or report filed for the purpose of updating such description.

         (f) All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

The validity of the common stock offered hereby has been passed upon by Patton Boggs LLP, Washington, D.C., for the Registrant attached hereto as Exhibit 5.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 2 of the Company's Certificate of Incorporation provides that "To the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, no director of the Corporation shall be liable to the Corporation or its stockholders for breach of his fiduciary duty as a director." In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Article VII of the Registrant's Bylaws provides as follows (note the "Company" is referred to as the "Corporation" in Article VII):

ARTICLE VII: INDEMNIFICATION:
----------------------------

         Section 7.1 Actions Other Than by or in the Right of the Corporation. Subject to Section 7.3 hereof, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an "Indemnitee"), against expenses (including attorneys'
         fees), judgments, fines, and amounts paid in settlement actually and reasonable incurred by the person in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his conduct was unlawful.

         Section 7.2 Actions by or in the Right of the Corporation. Subject to
         Section 7.3 hereof, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was an Indemnitee (as defined above) against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 7.3 Determination of Right of Indemnification. Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2 hereof, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

         Section 7.4 Good Faith Defined. For purposes of any determination under
         Section 7.3 hereof, a person shall be deemed to have acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the court of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this
         Section 7.4 shall mean any other corporation or any partnership, joint venture, trust or other enterprise of which such person is or was serving at the request of the corporation as a director, officer, employee or agent. The provisions of this Section 7.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 7.1 or Section 7.2 hereof, as the case may be.

         Section 7.5 Advances of Expenses. Except as limited by Section 7.6 hereof, expenses (including attorneys' fees) incurred by an Indemnitee in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if the Indemnitee shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that such person is not entitled to be indemnified by the Corporation. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of disinterested directors, or if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that, based upon the facts known to the Board or counsel at the time such determination is made, such person did not meet the applicable standard of conduct set forth in Section 7.1 or Section 7.2 hereof, as the case may be.

         Section 7.6 Right of Indemnitee to Indemnification Upon Application; Procedure Upon Application. Any indemnification or advancement of expenses under this Article VII shall be made promptly, and in any event within ninety (90) days, upon the written request of the Indemnitee, unless a determination is reasonably and promptly made pursuant to Section 7.3 or Section 7.5 hereof, as the case may be, that such Indemnitee has not met the applicable standard of conduct set forth in Section 7.1 or Section 7.2 hereof, as the case may be. The right to indemnification or advancement of expenses under this Article VII shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Board of Directors or independent legal counsel denies, in whole or in part, the Indemnitee's request for indemnification or advancement of expenses or if no disposition of such request is made within ninety (90) days. The basis of indemnification or advancement of expenses by a court shall be a determination by such court that indemnification or advancement of expenses of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2 hereof, as the case may be. Notice of any application to a court by an Indemnitee under this Section 7.6 shall be given to the Corporation promptly upon the filing of such application. The Indemnitee's expenses actually and reasonably incurred in connection with successfully establishing his right to indemnification or advancement of expenses, in whole or in part, in any such action shall also be indemnified by the Corporation.

         Section 7.7 Non-Exclusivity and Survival of Indemnification. The indemnification and advancement of expenses provided by this Article VII shall to be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, contract, vote of stockholders or disinterested Directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office or while employed by the Corporation, it being the policy of the Corporation that indemnification of Indemnitees shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not an Indemnitee but whom the Corporation has the power or obligation to indemnify under the provisions of the Delaware General Corporation Law, or otherwise. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an Indemnitee and shall inure to the benefit of the heirs, executors and administrators of such person. All rights to indemnification and advancement of expenses under this
         Article VII shall be deemed to be provided by a contract between the Corporation and each Indemnitee who serves or served in such capacity at any time while this Article VII and other relevant provisions of the General Corporation Law and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

         Section 7.8 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this
         Article VII.

         Section 7.9 Constituent Corporations. For purpose of this Article VII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         Section 7.10 Other Enterprises, Fines and Serving At Corporation's Request. For purposes of this Article VII, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any services as a director, officer, employee, or trustee of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of any employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VII.

         Section 7.11 Savings Clause. If this Article VII or any portion thereof shall be invalidated on any ground by a court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VII that shall not have been invalidated, or by any other applicable law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.  LIST OF EXHIBITS

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

         4      Stock Certificate of RegeneRx Biopharmaceuticals, Inc.(1)

         5 Opinion of Patton Boggs LLP, Washington, DC, as to the legality of the common stock registered hereby.

         23.1   Consent of Patton Boggs LLP (included in Exhibit 5)

         23.2   Consent of Reznick Fedder & Silverman

         24     Power of Attorney(2)

         -----------------------------------------------------------------------

         (1) Incorporated herein by reference from Exhibit 4.1 contained in the Registration Statement No. 33-9370, Amendment No. 1 filed with the SEC on November 26, 1986.

         (2)  Located on the signature page to this Registration Statement.

ITEM 9.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this Registration Statement:

         (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, December 19, 2003.


                                           REGENERX BIOPHARMACEUTICALS, INC.


                                           By: /s/ J.J. Finkelstein
                                           -------------------------------------
                                           J.J. Finkelstein
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J.J. Finkelstein as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully or do cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    Signature                                 Title                               Date
/s/ J.J. Finkelstein         President, Chief Executive Officer, and         December 19, 2003
----------------------       Director (Principal Executive and
J.J. Finkelstein             Financial Officer)

/s/ Allan L. Goldstein       Chairman of the Board, Chief Scientific         December 19, 2003
----------------------       Advisor, and Director
Allan L. Goldstein

/s/ Albert Rosenfeld         Secretary, Treasurer, and Director              December 19, 2003
----------------------
Albert Rosenfeld

/s/ Joseph C. McNay          Director                                        December 19, 2003
----------------------
Joseph C. McNay

/s/ Richard J. Hindin        Director                                        December 19, 2003
----------------------
Richard J. Hindin